Exhibit 99.1

Moelis & Company Appoints Laila J. Worrell to its Board of Directors

Adding the Fourth Independent Member to its Board

New York, December 15, 2022 – Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of Laila J. Worrell to its Board of Directors, effective January 1, 2023.

Ms. Worrell has served as CEO of Altran Americas, now known as Capgemini Engineering, and previously as COO and CEO of KKR-owned Aricent. She has been an operating executive and senior advisor to some of the largest private equity investors in the world. Most recently, she was appointed an Executive Fellow at Harvard Business School and leads HBR Global as CEO. Previously, she spent nearly 20 years in management consulting, holding numerous leadership roles at Accenture and Boston Consulting Group.

Ken Moelis, Chairman and CEO of Moelis & Company, said, “We are delighted to welcome Laila to our Board of Directors. Her experience leading global and collaborative teams is a natural fit for Moelis & Company, and her expertise across technology, media, and business services adds additional depth to our Board.”

Ms. Worrell is the fourth independent director to be appointed to Moelis & Company’s Board. She will serve alongside existing independent directors John Allison, Yolonda Richardson and Kenneth Shropshire.

Ms. Worrell has longstanding board and advisory involvement with organizations including the American Museum of Natural History, the Harvard Business School Club of New York, and previously the Corporate Leadership Council for Lincoln Center for the Performing Arts. She has been active in the Partnership for New York City and was elected a David Rockefeller Fellow. Ms. Worrell holds an MBA from Harvard University and a BA from the University of Texas at Austin.

-ends-

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves its clients from 21 geographic locations in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Media Contact:

Alyssa Castelli

Moelis & Company

t: + 1 212 883 3802

m: +1 646 341 0048

alyssa.castelli@moelis.com

Investor Contact:

Investor Relations

Moelis & Company

t: + 1 212 883 3800

investor.relations@moelis.com